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The Board of Directors
The WMF Group. Ltd.

We consent to the incorporation by reference in the registration statements (No.333-41613 and No.333-61653) on Form S-8 of The WMF Group, Ltd. of our report dated March 5, 1999, except for note 20 which is as of March 19, 1999, relating to the consolidated balance sheets of The WMF Group, Ltd. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 1998 Form 10-K of The WMF Group, Ltd.


KPMG LLP

Washington, D.C.
March 31, 1999